Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Fourth Quarter Net Earnings of
$0.61 Per Class A Share and $0.65 Per Class B Share
as Revenue Increases 26.8% to $91.0 Million

Full Year Net Earnings Increase to $1.32 Per Class A Share and
$1.41 Per Class B Share on Record Revenue of $349.2 Million

JERSEY CITY, NJ, February 13, 2014 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the fourth quarter and 2013.

Highlights
Fourth Quarter:
●	Net sales increased 26.8% to $91.0 million versus $71.8 million last year.
●	Net earnings were $0.61 per Class A share and $0.65 per Class B share versus a net loss of $0.21 per Class A and Class B share last year.
●	Income from operations increased to $7.1 million versus a loss of $3.0 million last year.
2013:
●	Net sales increased 21.8% to a record $349.2 million versus $286.6 million for 2012.
●	Net earnings were $1.32 per Class A share and $1.41 per Class B share versus $0.17 per Class A share and $0.21 per Class B share for 2012.

CEO Comments
Daniel Bernstein, Bel's President and CEO, said, "While below the all-time record set in the third quarter due to the normal seasonality of our business, revenue for the three months ended December 31, 2013 increased 26.8% to $91.0 million, a new fourth quarter record, compared to $71.8 million for the fourth quarter of 2012.  This growth was driven primarily by fourth quarter sales of $18.8 million at TRP, which we acquired on March 29, 2013.  Excluding charges outlined in the table contained in this release, non-GAAP operating income for the fourth quarter of 2013 increased to $7.3 million compared to $1.3 million a year earlier, and non-GAAP net earnings increased to $7.6 million compared to non-GAAP net earnings of $1.3 million in the fourth quarter of 2012.
"Bel's strong fourth quarter performance also benefited from a decrease in cost of sales as a percentage of sales to 80.3% from 84.2% in the prior year, as well as a decrease in the dollar amount of selling, general and administrative expenses due to lower legal, professional and acquisition-related costs as compared to the fourth quarter of 2012.  Also, previously contracted price increases on Bel's standard product lines are now all in place, which is especially important in view of the rise in labor costs in China, the continued strengthening of the Chinese Yuan and a current softer market outlook in the data and telecom markets.
"Bel and TRP ICM groups have implemented a Best Practices program which takes advantage of the design, procurement and manufacturing skills of both groups to obtain the most efficient processes and sustain our competitive edge in the global market.  Through additional integration and automation, we believe we can further reduce lead times and offset the increasing direct labor cost in China. This is a continuing program that already has proven to be beneficial to our China manufacturing operations, as well as to our supply base and customer base.

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Bel Reports Fourth Quarter Net Earnings of $0.61 Per Class A Share and $0.65 Per Class B Share
February 13, 2014
Page Two

"One of our first steps after acquiring TRP was to increase our investment in R&D, with a major upgrade of the TRP Changping facility completed last month.  This new R&D center will improve our product development cycle and enhance Bel's response time to customers.
"We added significantly to revenue and earnings through external growth in 2013, and continue to seek acquisition opportunities that can contribute to sales growth and profitability.  Coupled with our intense focus on reducing overhead costs, this strategy is already delivering the improved financial performance that we have been working to achieve."

Fourth Quarter Results
For the three months ended December 31, 2013, net sales increased to $91.0 million compared to $71.8 million for the fourth quarter of 2012, as revenue from recently acquired businesses and higher sales of magnetics and interconnect products more than offset a decrease in modular product sales.
Cost of sales decreased to 80.3% of sales for the fourth quarter of 2013, compared to 84.2% of sales for the fourth quarter of 2012.  Selling, general and administrative expenses for the fourth quarter of 2013 decreased 3.5% to $10.8 million compared to $11.2 million for the fourth quarter of 2012.
Operating income for the fourth quarter of 2013 increased to $7.1 million.  This compares to an operating loss for the fourth quarter of 2012 of $3.0 million, which included pre-tax restructuring charges of $3.1 million.  Excluding these and other charges, as detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income for the fourth quarter of 2012 was $1.3 million.
Net earnings for the fourth quarter of 2013 were $7.4 million,compared to a net loss for the fourth quarter of 2012 of $2.4 million.  Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the fourth quarter of 2012 were $1.3 million.
Net earnings per diluted Class A common share for the fourth quarter of 2013 were $0.61, compared to a net loss per diluted Class A common share of $0.21 for the fourth quarter of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share for the fourth quarter of 2012 were $0.10.
Net earnings per diluted Class B common share were $0.65 for the fourth quarter of 2013, compared to a net loss of $0.21 per diluted Class B common share for the fourth quarter of 2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.11 for the fourth quarter of 2012.

Twelve Months Results
For the twelve months ended December 31, 2013, net sales increased 21.8% to a record $349.2 million, compared to $286.6 million for 2012. Net earnings for 2013 were $15.9 million, compared to net earnings of $2.4 million for 2012.
Net earnings per diluted Class A common share for 2013 were $1.32, compared to $0.17 for  2012.  Adjusted to exclude various amounts detailed in the reconciliation table included in this release, non-GAAP net earnings per diluted Class A common share were $0.58 for 2012.
Net earnings per diluted Class B common share for 2013 were $1.41, compared to $0.21 for  2012.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.64 for 2012.

Balance Sheet Data
As of December 31, 2013, Bel had working capital of $137.3 million, including cash and cash equivalents of $62.1 million, a current ratio of 3.1-to-1, total long-term obligations of $12.5 million, and stockholders' equity of $228.7 million.  In comparison, at December 31, 2012, Bel reported working capital of $144.5 million, including cash and cash equivalents of $71.3 million, a current ratio of 4.1-to-1, total long-term obligations of $13.8 million, and stockholders' equity of $215.4 million.  The payment of cash to TE Connectivity for the acquisition of TRP contributed to the decrease in cash and cash equivalents during 2013.

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Bel Reports Fourth Quarter Net Earnings of $0.61 Per Class A Share and $0.65 Per Class B Share
February 13, 2014
Page Three

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate dial (720) 545-0088, conference ID #57594769.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for 20 days at this same Internet address.  For a telephone replay, dial (855) 859-2056, conference ID #57594769, after 2:00 p.m. EST.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding reduced lead times, Bel's abilities to offset the increasing direct labor cost in China, the impact that Bel's new R&D center will have on Bel's product development cycle and on Bel's response time to customers and Bel's acquisition plans) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)
#4926

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012*	2013	2012*
	(unaudited)		(unaudited)

Net sales	$91,016	$71,752	$349,189	$286,594

Costs and expenses:
Cost of sales	73,106	60,425	286,888	240,115
Selling, general and administrative	10,826	11,221	45,867	39,571
Restructuring charges	--	3,085	1,387	5,245

Total costs and expenses	83,932	74,731	334,142	284,931

Income (loss) from operations	7,084	(2,979)	15,047	1,663
Interest expense	(81)	(14)	(156)	(16)
Impairment of investment	--	--	--	(775)
Gain (loss) on sale of investment	--	(142)	98	(142)
Interest income and other, net	(12)	49	176	267

Earnings (loss) before benefit from income taxes	6,991	(3,086)	15,165	997

Benefit from income taxes	(407)	(654)	(743)	(1,376)

Net earnings (loss)	$7,398	$(2,432)	$15,908	$2,373

Earnings (loss) per Class A common share - basic and diluted	$0.61	$(0.21)	$1.32	$0.17

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175	2,175	2,175

Earnings (loss) per Class B common share - basic and diluted	$0.65	$(0.21)	$1.41	$0.21

Weighted average Class B common shares outstanding
- basic and diluted	9,295	9,493	9,240	9,625

* Prior period amounts have been restated to reflect immaterial adjustments arising during the measurement period related to the 2012 and 2013 acquisitions as if all such adjustments had been recognized on the dates of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)

	Dec 31,	Dec. 31,		Dec 31,	Dec. 31,
ASSETS	2013	2012	LIABILITIES & EQUITY	2013	2012
	(unaudited)	(unaudited)*		(unaudited)	(unaudited)*

Current assets	$204,194	$190,918	Short-term borrowings	$12,739	$205
Property, plant &
equipment, net	40,896	35,002	Other current liabilities	54,151	46,183
Goodwill and intangibles	47,832	35,750	Noncurrent liabilities	12,458	13,833
Other assets	15,128	13,913	Stockholders' equity	228,702	215,362

Total Assets	$308,050	$275,583	Total Liabilities & Equity	$308,050	$275,583

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended December 31, 2013				Twelve Months Ended December 31, 2013
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$7,084	$7,398	$0.61	$0.65	$15,047	$15,908	$1.32	$1.41
Restructuring charges, severance
and reorganization costs	--	--	--	--	1,686	1,167	0.10	0.10
Storm insurance recovery, net of costs	--	--	--	--	(689)	(427)	(0.04)	(0.04)
Acquisitions and other related costs	214	166	0.01	0.01	933	795	0.07	0.07
Gain on sale of investment
securities, net of income tax	--	--	-- --	--	--	(61)	(0.01)	(0.01)
Restoration of expired prior year R&E credit	--	--	--	--	--	(385)	(0.03)	(0.03)
Expiration of tax statutes of limitations, net	--	--	--	--	--	(529)	(0.04)	(0.05)

Non-GAAP measures(1)	$7,298	$7,564	$0.63	$0.67	$16,977	$16,468	$1.37	$1.46

	Three Months Ended December 31, 2012				Twelve Months Ended December 31, 2012
	Income (loss) from operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$(2,979)	$(2,432)	$(0.21)	$(0.21)	$1,663	$2,373	$0.17	$0.21
Restructuring charges,
severance and reorganization costs	3,381	2,171	0.18	0.19	6,075	4,067	0.33	0.35
Storm clean-up and damage
to property, plant and equipment	341	211	0.02	0.02	341	211	0.02	0.02
Acquisition and other related costs	525	556	0.05	0.05	1,283	1,026	0.08	0.09
Impairment of Pulse shares, net of income tax	--	382	0.03	0.03	--	863	0.07	0.07
Expiration of tax statutes of limitations
and restoration of R&E credit, net	--	376	0.03	0.03	--	(1,093)	(0.09)	(0.09)

Non-GAAP measures(1)	$1,268	$1,264	$0.10	$0.11	$9,362	$7,447	$0.58	$0.64

(1)      The Non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as charges for restructuring, severance, and reorganization; costs and insurance recoveries related to Hurricane Sandy; acquisition-related costs; gains and losses related to investment securities; and fluctuations in tax-related reserves such as the liability for uncertain tax positions facilitates comparison of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)      Net of income tax at effective rate in the applicable tax jurisdiction.

(3)      Individual amounts of earnings per share may not agree to the total due to rounding.